Santander Makes $2.4 Billion Minority Investment in
Sovereign Bancorp, Inc. at $27 per share;
Sovereign to Acquire Independence Community Bank Corp.
and Enter New York Market
PHILADELPHIA, PA and BROOKLYN, NY...Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank, announced today that it has reached an agreement with Grupo Santander, the 9th largest bank in the world as ranked by market capitalization, whereby the Madrid, Spain-based banking group will become Sovereign’s financial partner and largest shareholder through the purchase of approximately 90 million shares for $2.4 billion in cash at a purchase price of $27 per share.
Simultaneously, Sovereign and Independence Community Bank Corp. (“Independence”) (NASDAQ: ICBC), announced they have reached a definitive agreement for Sovereign to acquire 100% of Independence Community Bank Corp. of Brooklyn, New York, for $42 per share in cash, representing an aggregate transaction value of $3.6 billion. The price represents about 15.6 times 2006 analyst mean earnings estimates and 1.58 times book value. Sovereign expects the transaction to be over 2% accretive to GAAP earnings and over 3% accretive to operating/cash earnings in 2007. This gives Sovereign the No. 9 deposit market share in the very attractive Metro New York Market.
Independence has $18.5 billion in assets and is a leading community bank and a multifamily lender in the Metro New York area. The combined company, with over $80 billion in assets, solidifies Sovereign’s position among the top 10 banks in the northeastern United States and the top 20 banks in the entire country.
“We are very pleased to welcome Santander as a major shareholder and look forward to a long and very profitable relationship benefiting all our shareholders, customers, team members and communities that we serve. This partnership is, of course, facilitating Sovereign’s accretive acquisition of Independence that increases our franchise value and meets all our capital allocation discipline, providing an IRR in excess of 15%, well above our cost of capital,” stated Jay Sidhu, Sovereign Bancorp’s Chairman, President and Chief Executive Officer. “Santander’s global strength and Sovereign’s local expertise in the northeast United States are what makes this partnership so valuable.”

The Santander agreement includes the following:
•	Santander is purchasing this stake at a premium of 23.8% to the 20-day average price of Sovereign stock.

•	Santander will have the opportunity to increase its ownership stake to 24.9% from 19.8%, upon the satisfaction of certain conditions by buying additional shares of Sovereign stock, either on the open market or directly from Sovereign.

•	Sovereign and Santander will have the right to negotiate an acquisition of 100% of Sovereign after two years at a minimum price of $40 per share for a twelve-month period and at market driven prices over the subsequent twenty-four months.

•	Grupo Santander will appoint two new members to Sovereign’s board of directors and Sovereign’s CEO will serve on Grupo Santander’s board.
“By partnering with Santander, we have enhanced our organization for our customers, team members and the citizens of our communities for years to come, while continuing to create above-average shareholder value. This transaction provides Santander an opportunity to increase its investments in financial institutions and enter the United States by establishing a partnership with Sovereign and Independence,” said Sidhu.
Sidhu will continue to be Chairman, President and CEO of Sovereign Bancorp. Alan Fishman, currently President and CEO of Independence, will become President and COO of Sovereign Bank and Chairman and CEO of the Metro New York Market. In addition, one of Independence’s outside directors is expected to join Sovereign’s board.
Fishman said, “Sovereign is an outstanding partner for our employees, customers and communities. They share our vision of unmatched customer service. With Sovereign’s and Santander’s support, this partnership will provide greater resources to expand our presence in our key markets and enhance our growth and profitability using our proven successful business model.”
“The acquisition of Independence is a logical next step, as it allows us to enter the last large market within our northeastern footprint where we did not previously have a presence,” said Sidhu. “As the No. 9 bank in the New York metro market, we will be a leader in the most dynamic banking market in the United States. Our strengths, in consumer and commercial banking, can only add to the compelling franchise Independence has built and add to our revenue stream. We expect to execute long-term contractual relationships with the senior management of Independence to motivate them to continue to build the company profitably,” Sidhu concluded.
The acquisition of Independence is subject to approval by Independence’s shareholders. Both transactions are also subject to approval by various regulatory authorities, and are expected to close on or about July 1, 2006.
Citigroup Corporate and Investment Banking acted as principal financial advisor to Sovereign. Sovereign used two additional financial advisors, Bear, Stearns & Co. Inc. and JP Morgan Securities, Inc., to provide advice on certain other aspects. Stevens & Lee acted as legal advisor.
Merrill Lynch & Co. was financial advisor and provided a fairness opinion to Independence. Lehman Brothers provided a fairness opinion to Independence. Simpson Thacher & Bartlett LLP acted as legal advisor.

Interested parties may participate via conference call at 9:00 am ET by dialing 800-464-9103 or via webcast at
www.sovereignbank.com, Investor Relations, Conference Call & Webcasts, or
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=67999&eventID=1153707. A telephonic replay will be available starting at 11:00 am ET on October 25, by dialing 800-642-1687, conference id # 1853067; the webcast replay will be available at the same time. Interested parties may also access a PowerPoint presentation on Sovereign’s website at 8:00 am ET on Tuesday, October 25 by visiting www.sovereignbank.com, Investor Relations, News & Press, Presentations.
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.
Santander (SAN.MC, STD.N) is the 9th largest bank in the world by market capitalization and the largest in the Euro Zone. Founded in 1857, Santander has 63 million customers, 10,099 offices and a presence in over 40 countries. It is the largest financial group in Spain and Latin America, and is a major player elsewhere in Europe, including the United Kingdom through its Abbey subsidiary and Portugal, where it is the third largest banking group. Through Santander Consumer it also operates a leading consumer finance franchise in Germany, Italy, Spain and nine other European countries. In 2004, Santander recorded 3.6 billion euro in net attributable profits. In Latin America, Santander manages over US$130 billion in business volumes (loans, deposits and off-balance sheet assets under management) through 4,100 offices in 10 countries.
Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 123 branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau and Suffolk Counties and New Jersey. At its banking offices located on Staten Island, the Bank conducts business as SI Bank & Trust, a division of Independence Community Bank. The Bank has three key business divisions, Commercial Real Estate Lending, Consumer Banking and Business Banking, and actively targets small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank’s web address is http://www.myindependence.com.
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Note:
This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measure of operating/cash earnings, and the related per share amount, in their analysis of the company’s performance. This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Cash earnings represent net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges and the amortization of intangible assets. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2005 and future periods for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating and cash efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services; acts of terrorism or domestic or foreign military conflicts; and acts of God, including natural disasters.
Sovereign Bancorp is followed by several market analysts. Please note that any opinions, estimates, forecasts, or predictions regarding Sovereign Bancorp’s performance or recommendations regarding Sovereign’s securities made by these analysts are theirs alone and do not represent opinions, estimates, forecasts, predictions or recommendations of Sovereign Bancorp or its management. Sovereign Bancorp does not by its reference to any analyst opinions, estimates, forecasts regarding Sovereign’s performance or recommendations regarding Sovereign’s securities imply Sovereign’s endorsement of or concurrence with such information, conclusions or recommendations.